Exhibit 32.1
CERTIFICATIONS
Orson Oliver and Alan Schroering, being the Chairman of the Board and Interim Chief Executive Officer and Vice-President of Finance and Interim Chief Financial Officer, respectively, of Industrial Services of America, Inc., hereby certify as of this 14th day of August, 2014, that the Form 10-Q for the quarter ended June 30, 2014, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Industrial Services of America, Inc.

By /s/ Orson Oliver
Orson Oliver, Chairman of the Board and Interim Chief Executive Officer

By /s/ Alan Schroering
Alan Schroering, Vice-President of Finance and Interim Chief Financial Officer